Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
www.usacpartners.com

USA Compression Closes Previously Announced Acquisition
of Compression Assets from S&R Compression

AUSTIN, Texas, August 30, 2013 — USA Compression Partners, LP (NYSE: USAC) announced today that it has closed the previously announced acquisition of compression assets owned by S&R Compression, LLC, a Tulsa-based company majority owned and controlled by Argonaut Private Equity, an affiliate of George B. Kaiser. Located primarily in Texas and Oklahoma, the assets being acquired are primarily utilized in connection with crude oil production. In addition to the 983 compression units acquired as of the transaction effective date of June 30, 2013, USAC is also acquiring 66 newly built compression units fabricated between July 1 and August 30 of this year for approximately $12 million in cash as well as receiving a cash payment of approximately $4 million related to the operations of the compression assets since the effective date. The compression units acquired in the transaction together with the additional newly built compression units total approximately 148,000 horsepower.

The acquisition has been financed through the issuance of 7,425,261 USAC common units. Argonaut and the other owners of S&R Compression, LLC now own a 20% limited partner interest in USAC.

Both USA Compression Holdings, LLC, the owner of approximately 50% of USAC’s limited partner units and the general partner interest and IDRs in USAC, and Argonaut have committed to receiving distributions in the form of additional common units through USAC’s Distribution Reinvestment Plan through the second quarter of 2014.

ABOUT USA COMPRESSION PARTNERS, LP

USAC is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas. USAC focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications. More information is available at www.usacpartners.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of USAC, and a variety of risks that could cause results to differ materially from those expected by management of USAC. USAC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Investor Contacts:

USA Compression Partners, LP

Joseph “Jody” C. Tusa, Jr.

Chief Financial Officer

512-473-2662

jtusa@usacompression.com

Dennard-Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com

Anne Pearson

210-408-6321

apearson@dennardlascar.com